EXHIBIT 10.3 –	Agreement by and between Farm Credit Services of America, FLCA and East Fork Biodiesel, LLC dated June 17, 2008

AGREEMENT

          This Agreement is made and entered into this 17th day of June, 2008, by and between East Fork Biodiesel, LLC (“EFB”) and Farm Credit Services of America, FLCA (“FCSA”).

RECITALS

          WHEREAS, EFB and FCSA are parties to a Master Loan Agreement dated as of January 3, 2007, and numbered R10457 (the “Master Loan Agreement”), pursuant to which FCSA has provided credit and other financial accommodations to EFB for the purpose of constructing a sixty million (60,000,000) gallon (annual capacity) biodiesel facility situated in Kossuth County, Iowa (the “Facility”) as well as for working capital purposes;

          WHEREAS, there are currently two loan supplements outstanding under the Master Loan Agreement; a Construction and Term Loan Supplement dated as of January 30, 2007, and numbered R10457T01 (the “Term Loan”), and a Construction and Revolving Term Loan Supplement dated as of January 30, 2007, and numbered R10457T02 (the “Revolver” and together with the Master Loan Agreement and the Term Loan, the “Loan Documents”);

          WHEREAS, EFB has alleged that FCSA has refused to advance funds on the Revolver and has refused to complete funding of the Term Loan;

          WHEREAS, FCSA has alleged that EFB has admitted in writing its inability to pay its debts as they become due, suspended its business operations, and that there has been a material adverse change in EFB’s financial condition, and EFB is unable to perform its obligations to FCSA;

          WHEREAS, FCSA disputes and denies EFB’s allegations, and EFB disputes and denies FCSA’s allegations;

          WHEREAS, the parties have reached an agreement on a method by which their disputes and all claims between them may be resolved and the Loan Documents amended and restated; and

          WHEREAS, the Agreement of the parties, as embodied herein is a compromise of disputed claims, and the resolution of those claims, shall not be regarded as an admission by either party and may not be used as evidence in any hearing or trial.

AGREEMENT

          NOW THEREFORE, in order to consummate the interest of the parties as set forth in the foregoing recitals which are made a contractual part of this Agreement, and in consideration of the mutual agreements, provisions, and covenants herein contained, the parties agree as follows:

          1.           Contemporaneously with the execution of this Agreement and the execution of the Restated Term Loan Agreement, FCSA shall make available to EFB the full amount of the Commitment as defined in the Term Loan, less the current principal outstanding under the Term

Loan of Nineteen Million Eight Hundred Eighty-Nine Thousand Forty-Three and 62/100 Dollars ($19,889,043.62) and subject to the following:

                       a.          FCSA shall credit to the EFB Term Loan account for the sum of Two Hundred Sixty Thousand Three Hundred Seventy-Seven and 95/100 Dollars ($260,377.95) plus accrued interest which is the present outstanding balance of the Revolver and which shall pay in full the Revolver’s outstanding balance, together with all accrued interest. Upon payment of the foregoing, the Revolver is terminated and no funds shall thereafter at any time be available to EFB under the Revolver;

                       b.          FCSA shall hold in reserve Two Hundred Eighty-Nine Thousand Ten and 00/100 Dollars ($289,010.00) to be used exclusively for final Facility construction costs and retainage due the general contractor; and

                       c.          Except as provided in this Agreement, all future draw(s) up to the Commitment, less funded amounts, are discretionary with EFB. Interest will accrue on funds drawn by EFB under the Commitment commencing on the date of draw.

                       d.          On or before February 28, 2009, EFB may request an advance under the Commitment at any time upon completion and submission of the attached Notice of Borrowing in the form of Exhibit A hereto. FCSA agrees to fund any such request on the date received so long as said request is received by 10:00 o’clock a.m. Denver, Colorado time. If written notice for an advance is not received prior to 10:00 o’clock a.m. Denver, Colorado time, funding will be made the next business day. Any request for funding shall be in an amount of not less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

          2.          EFB agrees that it will not draw, nor will FCSA advance, Six Hundred Thousand and 00/100 Dollars ($600,000.00) (the “Carve Out”) which will be carved out of the Commitment by FCSA and applied on a pro rata monthly basis, commencing with the month of July, 2008, but paid in August, 2008, to the monthly interest due FCSA for all funds drawn by EFB under the Commitment. For purpose of this Agreement, the parties estimate the monthly interest charge will approximate One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00) per month. FCSA will not charge EFB interest on the Carve Out until proceeds of the Carve Out are applied to EFB’s interest obligation as set forth herein.

          3.          Principal payments due FCSA from EFB under the Term Loan in the individual amounts of Nine Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($912,500.00) due May 20, August 20, and November 20, 2008 will be deferred by FCSA. Principal payments of Nine Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($912,500.00) will resume on February 20, 2009 and will be due and payable quarterly thereafter pursuant to the Term Loan.

          4.          Any charge and/or claim by FCSA to non-use fees as provided for in the Term Loan or Revolver are cancelled and waived.

          5.          Any prepayment penalty as provided for by the Term Loan or the Revolver is hereby cancelled and waived; however, EFB is still subject to a break funding charge provided by the Term Loan in the event of any prepayment of the Term Loan by EFB.

          6.          Notwithstanding anything to the contrary in the Term Loan, FCSA will make available to EFB, and EFB may so elect, either the Base Rate or Libor options as defined in the Term Loan.

          7.          EFB acknowledges the maximum amount of FCSA’s commitment to it is Twenty-Four Million Five Hundred Thousand and 00/100 Dollars ($24,500,000.00): the Commitment as defined in the Term Loan.

          8.          FCSA acknowledges that all of the Company’s Conditions Precedent as set forth in Section 7 of the Master Loan Agreement have been satisfied.

          9.          FCSA acknowledge that the Company is not in violation of any Representations and Warranties as set forth in Section 8 of the Master Loan Agreement and, if any violation is now occurring, said violation(s) to the date hereof is waived.

          10.        In consideration of FCSA’s commitments contained herein, EFB forever releases and discharges FCSA, CoBank, ACB, First National Bank of Omaha, Farm Credit of Western New York, ACA and Northwest Farm Credit Services, FLCA (collectively, the “Lenders”), and all of their respective past and present officers, agents, directors, employees, nominees and attorneys (collectively, the “Officers”), of and from any and all liability, claims, causes of action or damages arising either at law or in equity, that EFB now has against the Lenders or the Officers, arising out of or in any way relating to the past and present financial, lending, or business dealings between Lenders and EFB, including, but not limited to, any written or oral agreements of any kind or nature entered into or alleged to have been entered into prior to the date of this Agreement. No right is reserved by EFB to make any claim against the Lenders or the Officers arising from the matters above referenced. This release covers all injuries and damages, whether known or unknown, or which may hereafter appear or develop arising from the matters above referenced. This release is given solely in reliance upon EFB’s own knowledge, belief and judgment and not upon any representation made by the Lenders or the Officers.

          11.        In order to induce each other to enter into this Agreement, the parties represent and warrant each to the other, the following:

                       a.          That they enter into this Agreement freely, voluntarily, and of their own volition, and neither is under any economic duress or undue influence;

                       b.          That each enters into this Agreement based upon their own knowledge of the facts and circumstances and not upon any representations made by the other, or its representatives or attorneys which are not contained in this written Agreement;

                       c.          That each has had the opportunity to review this Agreement with counsel of their own choice, and has been advised and understands the consequences of this Agreement and the transactions contemplated by it; and

                       d.          That each has the legal capacity to enter into this Agreement and this Agreement is binding and enforceable upon it in accordance with its terms.

          12.        The Master Loan Agreement, the Term Loan and the Revolver shall be amended, restated, terminated and cancelled, as applicable, and shall thereafter as amended and restated shall remain in full force and effect.

          13.        Contemporaneously with the execution of this Agreement, EFB shall provide FCSA with a current Resolution of its Board of Directors and Incumbency Certificate, in the form of Exhibit B hereto.

          14.        This Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one agreement. In making proof of this Agreement, it shall be necessary to produce only the counterpart executed and delivered by the party to be charged.

          15.        This Agreement is being executed and delivered in, and is intended to be performed in, the State of Colorado and shall be construed and enforceable in accordance with, and be governed by, the internal laws of the State of Colorado, without regard to principles of conflict of laws.

Dated 17 June, 2008                                                           Dated 6-17-08, 2008